UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2017

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2017, acting pursuant to delegated authority, the Nominating and Governance Committee of the Board of Directors (the “Board”) of Power Solutions International, Inc. (the “Company”), appointed Leslie A. Coolidge and Frank P. Simpkins as directors on the Board and members of the Board’s Audit Committee. Ms. Coolidge was also appointed as chair of the Audit Committee. With the appointment of Ms. Coolidge and Mr. Simpkins, the Board has filled all three of the vacancies on the Audit Committee, having previously appointed Jason Lin to the Audit Committee. Both Ms. Coolidge and Mr. Simpkins qualify as “audit committee financial experts” under applicable SEC regulations; Ms. Coolidge has substantial public company audit experience gained from her tenure as a partner at KPMG LLP and Mr. Simpkins has substantial public reporting experience gained from his roles as chief financial officer during his career.

Ms. Coolidge, age 58, has over 35 years of public company financial expertise. She was national technical director of Riveron Consulting, LLC, a professional services firm from 2016 to 2017. From 2013 until 2015, she served as a consultant and chief financial officer advisor for Resources Global Professionals, a professional services firm. From 1981 until 2009, Ms. Coolidge was employed by KPMG LLP, where she retired as an audit and SEC reviewing partner. At KPMG, Ms. Coolidge led significant global audit engagements, serving major companies with their complex accounting, financial, and strategic needs. During her 28 years at KPMG, Ms. Coolidge led client engagement teams auditing SEC registrants and concurrently served as concurring review partner. In addition to her client engagements, she served as a partner in KPMG’s Department of Professional Practice, where she was the firm’s representative on the American Institute of CPAs’ (“AICPA”) Accounting Standards Executive Committee. Ms. Coolidge serves on the boards of the Chicago Academy of Sciences and its Peggy Notebaert Nature Museum and the International Crane Foundation. Ms. Coolidge received her bachelor of arts degree in government from Harvard University and master of science degree in accounting from New York University. She is a member of the AICPA and a certified public accountant in Illinois and New York.

Mr. Simpkins, age 54, has over 25 years of executive management and financial experience. From June 2016 to December 2016, Mr. Simpkins served as chief financial officer of Emerson Network Power, part of Emerson Electric Co., a publicly traded electronics company. From 1995 to 2015, Mr. Simpkins was employed in financial positions of increasing responsibility at Kennametal Inc., a publicly traded global leader in the design and manufacture of engineered components, advanced materials and cutting tools, ultimately serving as vice president and chief financial officer from 2006 to 2015. Kennametal serves customers in more than 60 countries worldwide, with more than 50 percent of revenues from outside North America. Mr. Simpkins previously served on the board of trustees of Pennsylvania State University, New Kensington. Mr. Simpkins holds a bachelor of science degree in accounting from Pennsylvania State University.

In connection with their appointment to the Board, each of Ms. Coolidge and Mr. Simpkins will receive an annual award of 5,000 shares of restricted stock, subject to the terms of an award agreement to be entered into with them. The restricted stock awards will vest over a two-year period with 1/2 of the restricted stock scheduled to vest on each of the first anniversaries of the grant date, subject to the continued service as a director on each applicable vesting date. Ms. Coolidge and Mr. Simpkins will also be compensated with an annual retainer fee of $50,000 and $1,000 for each board meeting. Ms. Coolidge will also be paid $25,000 per year for her service as chair of the Audit Committee.

Item 7.01	Regulation FD Disclosure.

On July 19, 2017, the Company issued a press release regarding the appointment of Ms. Coolidge and Mr. Simpkins as further described in this Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The Exhibit Index appearing immediately after the signature page to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ William Buzogany
William Buzogany
General Counsel

Dated: July 19, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Power Solutions International, Inc. on July 19, 2017.